ETHYL CORPORATION AND INNOSPEC RESOLVE DISPUTE ARBITRATIONS

Richmond, VA - June 19, 2007 - Ethyl Corporation today announced that it has resolved all of the pending arbitration actions commenced in 2006 under the rules of the London Court of International Arbitration between Innospec and Ethyl Corporation, a wholly owned subsidiary of NewMarket Corporation (NYSE:NEU) arising out of disputes under the companies' global marketing and supply agreements for tetra ethyl lead (TEL).

Ethyl and Innospec are parties to certain exclusive agreements that govern the global marketing and sales of TEL, except in North America. The global marketing agreements governing the supply of TEL to customers outside of North America will be terminated. Innospec will compensate Ethyl for the termination of such marketing agreements. The net effect of this transaction to the TEL segment will be to increase earnings in the second quarter of 2007 and decrease earnings over subsequent periods.

In addition, under a separate agreement, Innospec supplies Ethyl with TEL for re-sale in North America. The companies have also reached agreement on the prices that Innospec is entitled to charge for the supply of TEL under that agreement. Further details of this successful resolution are confidential.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket's management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, "Risk Factors" of our 2006 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com